Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 30 to Registration Statement No. 2-60367 of The GNMA Fund Investment Accumulation Program, Inc. (the “Program”) on Form N-1A of our report dated February 22, 2005 appearing in the December 31, 2004 Annual Report of the Program, which is incorporated by reference in the Statement of Additional Information which is part of this Registration Statement. We also consent to the reference to us under the caption “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
April 25, 2005